Exhibit 3.7

ROSS MILLER Secretary of State 204 North Carson Street, Suite 1 Carson City, Nevada 89701-4520 (775) 684 5708 Website: www.nvsos.gov

Certificate of Correction
(PURSUANT TO NRS CHAPTERS 78, 78A, 80, 81, 82, 84, 86, 87, 87A, 88, 88A, 89 AND 92A)

USE BLACK INK ONLY - DO NOT HIGHLIGHT	ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Correction

(Pursuant to NRS Chapters 78, 78A, 80, 81, 82, 84, 86, 87, 87A, 88, 88A, 89 and 92A)

1. The name of the entity for which correction is being made:

Geospatial Holdings, Inc.

2. Description of the original document for which correction is being made:

Certificate of Designation for Series A Preferred Stock. Nevada Secretary of State Document No.: 20090856963-78

3. Filing date of the original document for which correction is being made: December 14, 2009

4. Description of the inaccuracy or defect.

The Certificate of Designation omitted a provision in Section 5.

5. Correction of the inaccuracy or defect.

Section 5 of the Certificate of Designation is corrected to include the omitted subsection (m) entitled “Failure to Issue Additional Equity Securities” which provision is set forth in its entirety on Exhibit “A” consisting of one (1) page attached hereto and incorporated herein by this reference.

6. Signature:

X /s/ Mark A. Smith	CEO	January 11, 2010
Authorized Signature	Title *	Date

*	If entity is a corporation, it must be signed by an officer if stock has been issued, OR an incorporator or director if stock has not been issued; a limited-liability company, by a manager or managing members: a limited partnership or limited-liability limited partnership, by a general partner: a limited-liability partnership, by a managing partner; a business trust, by a trustee.

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.	Nevada Secretary of State Correction
Revised: 3-26-09

Exhibit “A”

To

Certificate of Correction

To

Certificate of the Designations, Powers,

Preferences and Rights

of the

Series A Convertible Preferred Stock

of

Geospatial Holdings, Inc.

The following provision is added to Section 5 of the Certificate of Designation:

“(m) Failure to Issue Additional Equity Securities. If, after the Original Issue Date but prior to the date that automatic conversion would occur pursuant to Section 5(b)(1), the Company has not issued or sold, or has not been deemed by the provisions of this Section 5(g) to have issued or sold, Additional Shares of Common Stock, other than in connection with a Common Stock Event as provided in Section 5(d), a dividend or distribution as provided in Section 5(e), or a recapitalization, reclassification or other change as provided in Section 5(f), then the Conversion Price shall, immediately prior to the conversion required to occur pursuant to Section 5(b)(1), and for purposes of such conversion, be deemed to be $0.50 dollars.”